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                                                                   Exhibit 10.17

(ALTUS (TM) LOGO)

                                     ALTUS PHARMACEUTICALS INC.
                                     125 Sidney Street, Cambridge, MA 02139 USA
                                     Tel: +1.617.299.2900 - Fax: +1.617.299.2999
                                     E-Mail: info@altus.com - Web: www.altus.com

October 31, 2006

Bruce Leicher
[ADDRESS]

Dear Bruce:

We are pleased you have accepted our offer for the position of Senior Vice President, General Counsel and Secretary reporting to Sheldon Berkle, President and CEO. We offer you a biweekly salary of $11,153.85, which equates to an annualized salary of $290,000. In addition to your base salary, you will have an opportunity to earn an annual bonus of up to 40% based on achieving mutually established performance objectives. Our offer to you also includes Stock Options to purchase 135,000 shares of Altus common stock. Stock options will vest quarterly over a four-year schedule, in accordance with plan documents, so long as you remain an employee. Your exercise price will be the closing price of our common stock price as of your first day of employment. We feel this is an opportunity that will offer you a satisfying position in a challenging growth environment.

You will also be eligible for a Sign-On Bonus of $60,000 to be paid within 30 days of your hire. Should your employment with Altus end before the completion of one year of service, you agree to reimburse the company 100% of the Sign-On Bonus. If you should leave Altus before the end of your second year of employment you agree to reimburse the company 50% of the Sign-On Bonus.

Altus offers a competitive and comprehensive benefits program. All employees are eligible to participate in the program, which includes group health, dental, life, and long and short-term disability insurance. You are also eligible to participate in our matching 401k plan, in accordance with plan guidelines. Employees also receive generous vacation time, personal time and observed as well as floating holidays.

Your employment is subject to your agreement to Altus's standard employee non-disclosure and inventions agreement. We have included a copy of the agreement as an attachment to this offer. Please bring the signed copy with you on your first day.

The Federal government requires that we verify the employment eligibility of all new employees. On your first day, please bring two forms of identification (valid driver's license, original birth certificate, passport, original social security card, etc) demonstrating you are legally eligible to work in the United States. This information is required to complete the INS (Immigration and Naturalization Service) form I-9.

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Bruce Leicher
October 31, 2006
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Once you have had an opportunity to review the above information, please let us know it is acceptable to you by signing below and returning one copy of this letter. We look forward to you beginning employment with us before the year end and look forward to your confirmed start date.

Bruce, everyone who has met with you is enthusiastic about your capabilities and feels confident that Altus will afford you a challenging and rewarding career. We look forward to having you join us. Please feel free to contact Rose Villandry at 617-299-2813 with any questions or if you need additional information.

Sincerely,


/s/ Sheldon Berkle
-------------------------------------
Sheldon Berkle
President and CEO


I accept the terms of employment offered in this letter.


Signature: /s/ Bruce Leicher
           --------------------------

Date: 10/31/06

SSN: [SOCIAL SECURITY NUMBER]

Date of Birth: [BIRTH DATE]

Attachments: 1. Non-Disclosure and Inventions Agreement